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                                                                     Exhibit 99

                                                                     [TXU LOGO]

NEWS RELEASE
1601 Bryan Street
Dallas, Texas  75201-3411


                         TXU Announces Share Repurchase
              Repurchased Shares will Offset Future Issuances Related to
                            Equity-Linked Securities

DALLAS (June 30, 2004) - TXU Corp. (NYSE: TXU) announced today that it repurchased 20 million shares of its outstanding common stock through an accelerated share repurchase agreement at an initial price of $39.86 per share. TXU plans to use the shares to offset the majority of up to 21.2 million shares of common stock that would be issued under its $1.017 billion of outstanding equity-linked securities, the terms of which require issuance of common stock in November 2004, November 2005 and May 2006. The repurchase gives TXU the flexibility to consider liability management transactions involving these high-cost equity-linked securities that could result in common stock issuances prior to those dates. The equity-linked securities currently pay total cash distributions at the rate of 8.75 percent and 8.125 percent per year, and, if remarketed, the underlying debt would remain outstanding for an additional two years. The share repurchase and other liability management transactions are part of the company's plans to repurchase over $4 billion of debt, equity and equity-linked securities in 2004 and an additional $800 to $900 million in 2005.

Through the repurchase agreement, TXU repurchased the shares from Merrill Lynch, which will purchase the shares in the market over the next few months. TXU may receive or be required to pay a price adjustment based upon the actual cost of the shares once the repurchases by Merrill Lynch are completed. The shares were purchased using cash on hand and borrowings from credit facilities, which are expected to be repaid later in the year from asset sale proceeds and free cash flows. After the repurchase, basic common shares outstanding are approximately 297 million as of June 30, 2004, but will increase as the equity-linked securities are settled or upon execution of any liability management transactions involving the equity-linked securities.

"This is yet another step in TXU's ongoing liability management program, where we will use free cash flow and proceeds from asset sales and securitization bonds to strengthen our balance sheet and increase financial flexibility," said John Wilder, president and chief executive officer of TXU. "We do not expect the repurchases to materially impact debt to capitalization ratios for 2004 and 2005, and we remain on course for debt to capitalization ratios of less than fifty percent and EBITDA interest coverage ratios of more than 6 times in 2006."

TXU, a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses in North America, primarily in Texas. In TXU's unregulated business, TXU Energy provides electricity and related services to more than 2.6 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power owns and operates 18,500 megawatts of generation in Texas, including 2,300 MW of nuclear-fired and 5,837 MW of lignite/coal-fired generation capacity. The company is also the largest purchaser of wind-generated electricity in Texas and among the top five purchasers in North America. TXU's regulated electric distribution and transmission business, TXU Electric Delivery Company, complements the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to 2.9 million electric delivery points over more than 98,000 miles of distribution and 14,000 miles of transmission lines. TXU has agreed to sell its energy business in Australia, TXU Australia, and TXU Gas, its largely regulated natural gas transmission and distribution business in Texas. Visit www.txucorp.com for more information about TXU.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filings. In addition to the risks and uncertainties set forth in the company's SEC filings, the forward-looking statements in this release could be affected by the ability of purchasers to obtain all necessary governmental and other approvals and consents for the acquisition of TXU Australia and TXU Gas, finalize the energy marketing and trading joint venture, achieve the cost reductions from the Capgemini Energy partnership and to implement the other initiatives that are part of the 90-day business review, and the terms under which the company executes those transactions or initiatives. -END-


Media:              Investor Relations:
Joan Hunter         Tim Hogan        Rose Blessing     Laura Conn
214-812-4071        214-875-9275     214-875-8302      214-875-8301